Exhibit 99.1

CONTACTS:

MEDIA:

Brian E. Goerke

(412) 762-4550

corporate.communications@pnc.com

INVESTORS:

William H. Callihan

(412) 762-8257

investor.relations@pnc.com

PNC REPORTS FOURTH QUARTER EARNINGS OF $307 MILLION

Full Year Earnings Increase 20 Percent to $1.2 Billion

PITTSBURGH, January 21, 2005 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported fourth quarter 2004 earnings of $307 million, or $1.08 per diluted share. Earnings a year ago were $274 million, or $0.98 per diluted share, and earnings for the third quarter were $258 million, or $0.91 per diluted share. For the full year 2004, earnings totaled $1.2 billion, an increase of 20 percent compared with 2003, or $4.21 per diluted share.

“PNC had an excellent year in 2004,” said James E. Rohr, chairman and chief executive officer. “We made important strides: our focus on customers resulted in strong growth in loans, deposits, assets under management and fund assets serviced. Asset quality improved over the course of the year and we continued to strengthen our approach to balance sheet management. We believe this progress has PNC well positioned for the future.”

HIGHLIGHTS

•	Average loan balances for the fourth quarter increased $6.3 billion, or 17 percent, over last year, and 3 percent over last quarter. The increases were driven by higher home equity and other secured loan balances.

•	Average deposit balances for the fourth quarter increased $7.1 billion, or 16 percent, compared with the fourth quarter of 2003. Additional customer relationships drove the increase.

•	Quarterly taxable-equivalent net interest income increased $21 million compared with the fourth quarter of 2003 primarily due to higher loan balances. The increase in net interest income was achieved despite a 26 basis points decline in the net interest margin compared with the fourth quarter of 2003.

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PNC Reports Fourth Quarter Earnings of $307 million – Page 2

•	Noninterest income, which accounted for 64 percent of consolidated revenue in 2004, increased 9 percent, to $3.6 billion, compared with 2003. The increase was driven by higher asset management and brokerage fees and by equity management gains compared with equity management losses in 2003.

•	Overall asset quality remained strong. The ratio of nonperforming loans to total loans decreased to .33 percent at December 31, 2004 from .73 percent at December 31, 2003.

Return on average common equity was 16.71 percent for the quarter and 16.82 percent for the year compared with 16.67 percent in the fourth quarter of 2003 and 15.06 percent for full year 2003.

The Consolidated Financial Highlights accompanying this news release include a reconciliation of total earnings for all business segments to consolidated earnings and a reconciliation of net interest income as reported under generally accepted accounting principles (GAAP) to taxable-equivalent net interest income.

BUSINESS SEGMENT RESULTS

Banking Businesses

Regional Community Banking

Regional Community Banking earned $143 million for the quarter compared with $127 million a year ago, a 13 percent increase, and $134 million for the third quarter. The increases over both periods were attributable to a growing customer base and corresponding growth in loans and deposits. Additionally, earnings grew compared with last quarter primarily due to an increase in noninterest income arising from higher seasonal revenues from debit cards and merchant processing business as well as gains from branch asset sales. Noninterest expenses were relatively flat compared with the prior quarter.

Full year 2004 earnings increased $27 million, to $504 million. Gains in customer relationships, loans and deposits contributed to a 10 percent increase in revenue. The revenue increase was partially offset by a 10 percent increase in noninterest expense and a $22 million increase in the segment’s provision for credit losses primarily related to loan growth. The increase in noninterest expenses was primarily driven by expansion of our branch network and sales force and increased marketing activities. The United National acquisition also contributed to the increases in revenue and expenses.

Regional Community Banking results in the fourth quarter and 2004 were highlighted by:

•	Checking customer relationships increased 8 percent, to 1.7 million, over a year ago, driven by continued improvements in customer acquisition and retention and the acquisition of United National.

•	Business banking relationships grew 13 percent and drove accelerated growth in loans and deposits. Additional sales staff, including increased business banking customer calling efforts by branch managers, drove this increase.

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PNC Reports Fourth Quarter Earnings of $307 million – Page 3

•	Average deposit balances for the fourth quarter of 2004 increased 2 percent from the prior quarter, driven by a 7 percent increase in certificates of deposit.

•	Average loans grew 2 percent compared with last quarter, driven by continued strength in sales of home equity and business banking loan products. Average loans increased $4.5 billion, or 32 percent, compared with 2003 as a result of stronger consumer and small business loan demand and the United National acquisition.

•	We continued efforts to optimize our branch network. During the year, we opened six stand-alone and 13 in-store branches, and acquired 47 branches from United National. These additions to the branch network coupled with the consolidation and sale of certain branches increased the network total to 774 branches.

Wholesale Banking

Wholesale Banking earned $108 million in the fourth quarter, compared with $117 million for the same period a year ago and $100 million for the third quarter. The lower earnings compared with a year ago resulted from lower net gains on institutional loans held for sale and higher compensation expense associated with business growth initiatives. These factors were partially offset by increased taxable-equivalent net interest income that resulted from increases in loans and deposits. The higher earnings compared with last quarter resulted from increased net gains from sales of commercial mortgage loans and higher capital markets fees partially offset by increased noninterest expense and a higher provision for credit losses. Full year 2004 earnings increased $52 million, to $443 million. This increase was driven by lower provision for credit losses resulting from improved asset quality, and an increase in taxable-equivalent net interest income resulting from higher average deposit balances. These factors were partially offset by higher staff expense and lower net gains on institutional loans held for sale.

Wholesale Banking results in the fourth quarter and 2004 were highlighted by:

•	Total loans outstanding at December 31, 2004 increased $1.5 billion, or 9 percent, compared with December 31, 2003. The increase was driven by net new business.

•	Average deposits for the fourth quarter increased 29 percent compared with the prior year. The increase was driven by a larger commercial mortgage servicing portfolio, sales of treasury management products and strong liquidity positions within our customer base.

•	Asset quality remained strong. Nonperforming assets at December 31, 2004 declined 69 percent compared with December 31, 2003.

•	Capital markets product revenues of $140 million increased $21 million, or 18 percent, compared with 2003. The increase was driven by customer-related trading activity and loan syndication fees.

•	Midland Loan Services produced record revenues of $108 million, an increase of $12 million, or 12 percent, compared with 2003 due to an 18 percent increase in the portfolio serviced from December 31, 2003 to December 31, 2004.

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PNC Reports Fourth Quarter Earnings of $307 million – Page 4

PNC Advisors

PNC Advisors’ earnings totaled $24 million for the fourth quarter of 2004 compared with $20 million a year ago and $24 million for the third quarter. The increase in earnings compared with a year ago was primarily due to lower noninterest expenses. Full year 2004 earnings were $106 million compared with $89 million in 2003. The increase reflected a $7 million after-tax gain from the sale of certain Hawthorn investment consulting activities, comparatively stronger equity markets, increased loan and deposit balances and lower noninterest expense partially offset by the loss of earnings from the sold Hawthorn activities.

Assets under management at PNC Advisors totaled $50 billion at December 31, 2004 compared with $53 billion at December 31, 2003 and $48 billion at September 30, 2004. The decrease in assets under management compared with a year ago reflected the impact of the Hawthorn transaction partially offset by market appreciation.

Asset Management and Processing Businesses

BlackRock

BlackRock earned $50 million for the quarter compared with $41 million a year ago and a loss of $10 million for the third quarter. Third quarter earnings included a $57 million after-tax charge related to the 2002 BlackRock Long-Term Retention and Incentive Plan (LTIP). Fourth quarter earnings included an $8 million after-tax charge related to the LTIP as well as a $10 million income tax benefit resulting from the release of reserves allocated to BlackRock’s New York City tax liability due to the receipt of a favorable preliminary audit finding for the tax years 1998 through 2000. Full year 2004 earnings were $143 million compared with $155 million in 2003. The decreased earnings in 2004 reflected a 20 percent increase in advisory fees driven by a growing base of assets under management as well as a total of $18 million in tax benefits recorded in the first and fourth quarters of 2004, more than offset by $65 million after-tax in LTIP-related charges.

Assets under management at BlackRock increased to $342 billion at December 31, 2004 compared with $323 billion last quarter due to new business and market appreciation.

BlackRock is approximately 71 percent owned by PNC and is consolidated into PNC’s financial statements. Accordingly, approximately 29 percent of BlackRock’s earnings are recognized as minority interest expense in the Corporation’s consolidated income statement and are reflected on a separate line in the Business Segment Earnings table in the Consolidated Financial Highlights.

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PNC Reports Fourth Quarter Earnings of $307 million – Page 5

PFPC

PFPC earned $20 million for the quarter compared with $18 million a year ago and $17 million for the third quarter. The improved earnings reflect higher fund servicing revenue and reduced intercompany debt financing costs partially offset by the elimination of accretion of a discounted client contract liability compared with the fourth quarter of 2003. Full year 2004 earnings totaled $70 million, a 9 percent increase over 2003 that was driven by increased fund servicing revenue, reduced financing costs on intercompany debt and acquisition and divestiture activity. These benefits were partially offset by increased expenses resulting primarily from the end of accretion of a discounted client contract liability.

PFPC provided accounting/administration services for $721 billion of net fund investment assets and provided custody services for $451 billion of fund investment assets at December 31, 2004. Increases in these statistics over a year ago reflected net new business, asset inflows from existing customers and equity market appreciation. Total fund assets serviced by PFPC were $1.8 trillion at December 31, 2004 compared with $1.6 trillion a year earlier.

“Other”

The “Other” category includes asset and liability management activities, related net securities gains, equity management activities, differences between business segment performance reporting and financial statement (GAAP) reporting, corporate overhead and intercompany eliminations. A net loss of $23 million was reported in “Other” for the quarter compared with a net loss of $9 million a year ago and $10 million last quarter. The higher loss compared with a year ago reflected lower net interest income related to asset and liability management activities and the reversal of reserves related to the vehicle leasing business during the fourth quarter of 2003. The higher loss compared with last quarter reflects lower equity management gains and higher compensation costs partially offset by improved trading results and a previously announced $6 million after-tax gain from the settlement of claims related to the 2001 PAGIC transactions.

CONSOLIDATED REVENUE REVIEW

Taxable-equivalent net interest income totaled $509 million for the quarter compared with $488 million a year ago and $498 million last quarter. The increases over both prior periods resulted from higher income associated with increased average loan and securities balances partially offset by higher average funding balances and rates. Full year 2004 taxable-equivalent net interest income totaled $1.989 billion compared with $2.006 billion in 2003. Increased income from a higher base of earning assets was more than offset by loan margin compression; lower revenue from the vehicle leasing business, which was sold during 2004; and a lack of revenue from the discontinued reinsurance business. The net interest margin in the fourth quarter was 3.12 percent compared with 3.38 percent a year ago and 3.19 percent last quarter. The decrease

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PNC Reports Fourth Quarter Earnings of $307 million – Page 6 in net interest margin compared with the third quarter resulted from higher average interest rates paid on interest-bearing deposits, particularly money market accounts, and on borrowed funds. The higher rates on deposits resulted from marketing efforts to increase the customer base and deposit balances. The decrease in net interest margin compared with the fourth quarter of 2003 resulted from lower loan yields and higher interest-bearing deposit balances.

Noninterest income totaled $904 million for the fourth quarter compared with $861 million a year ago and $838 million last quarter. The increases reflected higher asset management and fund servicing fees, higher gains on sales of commercial mortgages and higher capital markets fees. Full year noninterest income totaled $3.563 billion compared with $3.257 billion in 2003. The increase was primarily driven by increased asset management and fund servicing fees, equity management gains in 2004 compared with equity management losses in 2003, increased brokerage revenue in 2004 and a gain related to the sale of modified coinsurance contracts during the first quarter of 2004. These factors were partially offset by lower net securities gains in 2004.

CONSOLIDATED EXPENSE REVIEW

Noninterest expense totaled $949 million for the quarter compared with $858 million a year ago and $981 million for the sequential quarter. The increase compared with a year ago resulted primarily from increased compensation expense, in part related to the United National acquisition. The decrease compared with last quarter resulted primarily from the higher charge related to the BlackRock LTIP incurred in the third quarter and a net $9 million settlement benefit partially offset by increased other incentive compensation expense. Full year 2004 noninterest expense totaled $3.735 billion compared with $3.476 billion in 2003. The increase in expenses resulted primarily from the LTIP charges, higher other compensation expense and the acquisition of United National. The increases more than offset the impact of expenses totaling $120 million in 2003 recognized in connection with the agreement with the Department of Justice. Ongoing expense initiatives resulted in a $15 million benefit for the fourth quarter compared with the fourth quarter of 2003, while full-year 2004 expense savings totaled $87 million more than in 2003.

CONSOLIDATED BALANCE SHEET REVIEW

Total assets were $79.7 billion at December 31, 2004 compared with $68.2 billion a year ago and $77.3 billion at September 30, 2004. The increase in assets compared with the third quarter resulted primarily from higher loan balances, while the increase compared with a year ago resulted primarily from increased loan and securities balances.

Average total loans of $43.1 billion for the quarter increased $6.3 billion over a year ago and $1.3 billion over the sequential quarter. The increases were driven in particular by higher average home equity

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PNC Reports Fourth Quarter Earnings of $307 million – Page 7 and secured business loan balances. In addition, the increase compared with a year ago reflected the impact of the United National acquisition and the purchase of approximately $660 million of home equity loans, both of which occurred during the first quarter of 2004.

Average securities balances for the quarter increased $731 million compared with last quarter primarily due to higher balances of government agency securities.

During the fourth quarter of 2004, the Corporation repurchased 0.2 million common shares at an average cost of $56.11. The pending acquisition of Riggs National Corporation and BlackRock’s pending acquisition of SSRM Holdings, Inc. restricted share repurchases and will continue to do so over the next several quarters as we seek to maintain our relatively strong capital position.

ASSET QUALITY REVIEW

Overall asset quality remained strong due to our continued focus on lending that meets prudent risk-reward parameters. The provision for credit losses for the quarter was $19 million compared with $34 million a year ago and $13 million for the sequential quarter. The decrease in the provision compared with a year ago was attributable to the marked improvement in overall asset quality, while the increase compared with last quarter was attributable to growth in the loan portfolio.

Net charge-offs were $14 million for the quarter compared with $49 million a year ago and $13 million last quarter. The decrease in net charge-offs versus a year ago was primarily attributable to overall improvements in asset quality.

SUBSEQUENT EVENT

On January 18, 2005, PNC’s ownership in BlackRock was transferred from PNC Bank, N.A. to PNC Bancorp, Inc., our intermediate bank holding company. The transfer was effected primarily to give BlackRock more operating flexibility in anticipation of its pending acquisition of SSRM Holdings, Inc., particularly with respect to SSRM’s real estate activities. As a result of the transfer and the fact that BlackRock files a separate consolidated federal income tax return, certain deferred tax liabilities recorded by PNC will be reversed in the first quarter of 2005 in accordance with SFAS 109. This will increase earnings by $45 million, or approximately $0.16 per share, in the first quarter of 2005.

CONFERENCE CALL AND SUPPLEMENTARY FINANCIAL INFORMATION

PNC Chairman and Chief Executive Officer James E. Rohr and Vice Chairman and Chief Financial Officer William S. Demchak will hold a conference call for investors today at 10:00 a.m. Eastern Time regarding the topics addressed in this release and the related financial supplement. Investors should call five to 10 minutes before the start of the conference call at 800-990-2718 (domestic) or 706-643-0187 (international). A taped replay of the call will be available for one week at 800-642-1687 (domestic) and 706-645-9291 (international); enter conference ID 3011136.

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PNC Reports Fourth Quarter Earnings of $307 million – Page 8

In addition, internet access to the call (listen-only) and to PNC’s fourth quarter 2004 earnings release and supplementary financial information will be available on PNC’s website at www.pnc.com under “For Investors.” A replay of the webcast will be available on PNC’s website for 30 days.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

We make statements in this news release and in the conference call regarding this news release, and we may from time to time make other statements, regarding our outlook or expectations for earnings, revenues, expenses, capital levels, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on our business operations or performance that are forward-looking statements. Forward-looking statements are typically identified by words or phrases such as “believe,” “feel,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “position,” “target,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “objective,” “plan,” “aspiration,” “outcome,” “continue,” “remain,” “maintain,” “seek,” “strive,” “trend,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may,” or similar expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Our forward-looking statements speak only as of the date they are made. We do not assume any duty and do not undertake to update our forward-looking statements. Actual results or future events could differ, possibly materially, from those that we anticipated in our forward-looking statements, and future results could differ materially from our historical performance.

The factors that we have previously disclosed in our SEC reports and the following risks and uncertainties, among others, could cause actual results or future events to differ materially from those that we anticipated in our forward-looking statements or from our historical performance: (1) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets (including as a result of actions of the Federal Reserve Board affecting interest rates or the money supply or otherwise reflecting changes in monetary policy), which could affect: (a) credit quality and the extent of our credit losses; (b) the extent of funding of our unfunded loan commitments and letters of credit; (c) our allowances for loan and lease losses and unfunded loan commitments and letters of credit; (d) demand for our credit or fee-based products and services; (e) our net interest income; (f) the value of assets under management and assets serviced, of private equity investments, of other debt and equity investments, of loans held for sale, or of other on-balance sheet or off-balance sheet assets or liabilities; or (g) the availability and terms of funding necessary to meet our liquidity needs; (2) the impact on us of legal and regulatory developments (including the following: (a) the resolution of legal proceedings or regulatory and other governmental inquiries; (b) increased litigation risk from recent regulatory and other governmental developments; (c) the results of the regulatory examination process, our failure to satisfy the requirements of agreements with governmental agencies, and regulators’ future use of supervisory and enforcement tools; (d) legislative and regulatory reforms, including changes to tax laws; and (e) changes in accounting policies and principles), with the impact of any such developments possibly affecting our ability to operate our businesses or our financial condition or results of operations or our reputation, which in turn could have an impact on such matters as business generation and retention, our ability to attract and retain management, liquidity and funding; (3) the impact on us of changes in the nature or extent of our competition; (4) the introduction, withdrawal, success and timing of our business initiatives and strategies; (5) customer acceptance of our products and services, and our customers’ borrowing, repayment, investment and deposit practices; (6) the impact on us of changes in the extent of customer or counterparty delinquencies, bankruptcies or defaults, which could affect, among other things, credit and asset quality risk and our provision for credit losses; (7) the ability to identify and effectively manage risks inherent in our business; (8) how we choose to redeploy available capital, including the extent and timing of any share repurchases and acquisitions or other investments in our businesses; (9) the impact, extent and timing of technological changes, the adequacy of intellectual property protection, and costs associated with obtaining rights in intellectual property claimed by others; (10) the timing and pricing of any sales of loans or other financial assets held for sale; (11) our ability to obtain desirable levels of insurance, and whether or not insurance coverage for claims by PNC is denied; (12) the relative and absolute investment performance of assets under management; and (13) the extent of terrorist activities and international hostilities, increases or continuations of which may adversely affect the economy and financial and capital markets generally or us specifically.

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PNC Reports Fourth Quarter Earnings of $307 million – Page 9

In addition, our forward-looking statements are also subject to risks and uncertainties related to our pending acquisition of Riggs National Corporation and the expected consequences of the integration of the remaining Riggs businesses at closing into PNC, including the following: (a) completion of the transaction is dependent on, among other things, receipt of stockholder and regulatory approvals, and we cannot at this point predict with precision when those approvals may be obtained or if they will be received at all; (b) successful completion of the transaction and our ability to realize the benefits that we anticipate from the acquisition also depend on the nature of any future developments with respect to Riggs’ regulatory issues, the ability to comply with the terms of all current or future regulatory requirements (including any related action plan) resulting from these issues, and the extent of future costs and expenses arising as a result of these issues, including the impact of increased litigation risk and any claims for indemnification or advancement of costs; (c) the transaction may be materially more expensive to complete than we anticipate as a result of unexpected factors or events; (d) the integration into PNC of the Riggs business and operations that we acquire, which will include conversion of Riggs’ different systems and procedures, may take longer than we anticipate, may be more costly than we anticipate, or may have unanticipated adverse results relating to Riggs’ or PNC’s existing businesses; (e) it may take longer than we expect to realize the anticipated cost savings of the acquisition, and those anticipated cost savings may not be achieved or may not be achieved in their entirety; and (f) the anticipated strategic and other benefits of the acquisition to us are dependent in part on the future performance of Riggs’ business, and there can be no assurance as to actual future results, which could be impacted by various factors, including the risks and uncertainties generally related to the performance of PNC’s and Riggs’ businesses (with respect to Riggs, see Riggs’ SEC reports, which are accessible on the SEC’s website at www.sec.gov) or due to factors related to the acquisition of Riggs and the process of integrating Riggs’ business at closing into ours.

Other mergers, acquisitions, restructurings, divestitures, business alliances or similar transactions, including our completed acquisitions of United National Bancorp and the loan origination business of Aviation Finance Group, LLC and our pending acquisition of SSRM Holdings Inc., will also be subject to similar risks and uncertainties related to our ability to realize expected cost savings or revenue enhancements or to implement integration and strategic plans and, in the case of SSRM Holdings Inc., related to our successful completion of the transaction.

In addition, risks and uncertainties that could affect the results anticipated in forward-looking statements or from historical performance that involve BlackRock are discussed in more detail and additional factors are identified in BlackRock’s SEC reports, accessible on the SEC’s website or on BlackRock’s website at www.blackrock.com.

You can find additional information on the foregoing risks and uncertainties and additional factors that could affect results anticipated in our forward-looking statements or from our historical performance in the reports that we file with the SEC. You can access our SEC reports on the SEC’s website at www.sec.gov or on or through our corporate website at www.pnc.com.

The PNC Financial Services Group, Inc. (PNC) and Riggs National Corporation (Riggs) have filed with the United States Securities and Exchange Commission (SEC) a proxy statement/prospectus and will file other relevant documents concerning the merger of Riggs with and into PNC (Merger). We urge investors to read the proxy statement/prospectus and any other documents to be filed with the SEC in connection with the Merger or incorporated by reference in the proxy statement/prospectus, because they will contain important information. Investors will be able to obtain these documents free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by PNC will be available free of charge from Shareholder Relations at (800) 843-2206. Documents filed with the SEC by Riggs will be available free of charge from www.riggsbank.com.

The directors, executive officers, and certain other members of management of Riggs may be soliciting proxies in favor of the Merger from its shareholders. For information about these directors, executive officers, and members of management, shareholders are asked to refer to Riggs’s most recent annual meeting proxy statement, which is available at the web addresses provided in the preceding paragraph.

The PNC Financial Services Group, Inc. is one of the nation’s largest diversified financial services organizations, providing consumer and business banking; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management; asset management and global fund services.

[TABULAR MATERIAL FOLLOWS]

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Consolidated Financial Highlights

The PNC Financial Services Group, Inc.

	For the three months ended			For the year ended
Dollars in millions, except per share data Unaudited	December 31 2004	September 30 2004	December 31 2003	December 31 2004	December 31 2003
FINANCIAL PERFORMANCE
Revenue
Net interest income (taxable-equivalent basis) (a)	$509	$498	$488	$1,989	$2,006
Noninterest income	904	838	861	3,563	3,257

Total revenue	$1,413	$1,336	$1,349	$5,552	$5,263

Income before cumulative effect of accounting change	$307	$258	$302	$1,197	$1,029
Cumulative effect of accounting change			(28)		(28)

Net income	$307	$258	$274	$1,197	$1,001

Diluted earnings (loss) per common share
Before cumulative effect of accounting change	$1.08	$.91	$1.08	$4.21	$3.65
Cumulative effect of accounting change			(.10)		(.10)

Net income	$1.08	$.91	$.98	$4.21	$3.55

Cash dividends declared per common share	$.50	$.50	$.50	$2.00	$1.94

SELECTED RATIOS
Before cumulative effect of accounting change
Net interest margin	3.12%	3.19%	3.38%	3.22%	3.64%
Noninterest income to total revenue (b)	64	63	64	64	62
Efficiency (c)	67	74	64	68	66

From net income
Return on
Average common shareholders’ equity	16.71%	14.42%	16.67%	16.82%	15.06%
Average assets	1.55	1.36	1.57	1.59	1.49

Certain prior period amounts included in these Consolidated Financial Highlights have been reclassified to conform to the current period presentation.

(a)	The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than a taxable investment. In order to provide accurate comparisons of yields and margins for all earning assets, we have increased the interest income earned on tax-exempt assets to make them fully equivalent to other taxable interest income investments.

The following is a reconciliation of net interest income as reported in the Consolidated Statement of Income to net interest income on a taxable-equivalent basis (in millions):

	For the three months ended			For the year ended
	December 31 2004	September 30 2004	December 31 2003	December 31 2004	December 31 2003
Net interest income, GAAP basis	$503	$491	$485	$1,969	$1,996
Taxable-equivalent adjustment	6	7	3	20	10

Net interest income, taxable-equivalent basis	$509	$498	$488	$1,989	$2,006

(b)	Calculated as total noninterest income divided by the sum of net interest income and noninterest income.
(c)	Calculated as noninterest expense divided by the sum of net interest income and noninterest income.

Consolidated Financial Highlights

The PNC Financial Services Group, Inc.

	For the three months ended			For the year ended
In millions Unaudited	December 31 2004	September 30 2004	December 31 2003	December 31 2004	December 31 2003
BUSINESS EARNINGS
Banking businesses
Regional Community Banking	$143	$134	$127	$504	$477
Wholesale Banking	108	100	117	443	391
PNC Advisors	24	24	20	106	89

Total banking businesses	275	258	264	1,053	957

Asset management and processing businesses
BlackRock (a)	50	(10)	41	143	155
PFPC	20	17	18	70	64

Total asset management and processing businesses	70	7	59	213	219

Total business segment earnings	345	265	323	1,266	1,176
Minority interest in (income) loss of BlackRock	(15)	3	(12)	(42)	(47)
Other	(23)	(10)	(9)	(27)	(100)

Results before cumulative effect of accounting change	307	258	302	1,197	1,029
Cumulative effect of accounting change			(28)		(28)

Total consolidated	$307	$258	$274	$1,197	$1,001

Dollars in millions, except per share data Unaudited	December 31 2004	September 30 2004	December 31 2003
BALANCE SHEET DATA
Assets	$79,723	$77,298	$68,168
Earning assets	65,055	63,867	56,243
Loans, net of unearned income	43,495	42,480	36,303
Allowance for loan and lease losses	607	581	632
Securities	16,761	16,824	15,690
Loans held for sale	1,670	1,582	1,400
Deposits	53,269	51,162	45,241
Borrowed funds	11,964	12,919	11,453
Allowance for unfunded loan commitments and letters of credit	75	96	91
Shareholders’ equity	7,473	7,312	6,645
Common shareholders’ equity	7,465	7,304	6,636
Book value per common share	26.41	25.89	23.97
Common shares outstanding (millions)	283	283	277
Loans to deposits	82%	83%	80%

ASSETS UNDER MANAGEMENT (billions)(b)	$383	$362	$354

NONDISCRETIONARY ASSETS UNDER ADMINISTRATION (billions)(b)	$93	$91	$87

FUND ASSETS SERVICED (billions)
Accounting/administration net assets	$721	$667	$654
Custody assets	451	418	401

CAPITAL RATIOS
Tier 1 Risk-based (c)	9.0%	9.0%	9.5%
Total Risk-based (c)	13.0	12.5	13.8
Leverage (c)	7.6	7.7	8.2
Tangible common (d)	5.7	5.6	6.3
Shareholders’ equity to total assets	9.37	9.46	9.75
Common shareholders’ equity to total assets	9.36	9.45	9.73

ASSET QUALITY RATIOS
Nonperforming assets to loans, loans held for sale and foreclosed assets	.39%	.42%	.87%
Nonperforming loans to loans	.33	.35	.73
Net charge-offs to average loans (for the three months ended)	.13	.12	.53
Allowance for loan and lease losses to loans	1.40	1.37	1.74
Allowance for loan and lease losses to nonperforming loans	424	393	238

(a)	BlackRock results for the three months ended September 30, 2004 reflected a $57 million after-tax impact related to the BlackRock 2002 Long-Term Retention and Incentive Plan (LTIP) charge. The after-tax impact of the LTIP charge for the three months and year ended December 31, 2004 was $8 million and $65 million, respectively.
(b)	Balances at December 31, 2004 and September 30, 2004 reflect the first quarter 2004 sale of certain activities of the investment consulting business of PNC Advisor’s Hawthorn unit and the expected reduction of approximately $5.9 billion of assets under management with approximately $4.4 billion moving to nondiscretionary assets under administration.
(c)	Estimated for December 31, 2004.
(d)	Common shareholders’ equity less goodwill and other intangible assets (excluding mortgage servicing rights) divided by total assets less goodwill and other intangible assets (excluding mortgage servicing rights).